Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

LiveOne, Inc.

Beverly Hills, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated July 14, 2021, relating to the consolidated financial statements of LiveOne, Inc. (formerly known as LiveXLive Media, Inc.) appearing in the Company’s Annual Report on Form 10-K for the year ended March 31, 2021. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, California

February 4, 2022